EXHIBIT 10.13

CRESCENT BANKING COMPANY
RESTRICTED STOCK PLAN FOR MICHAEL P. LEDDY

1.          Purpose. The purpose of the Crescent Banking Company Restricted Stock Plan for Michael P. Leddy (the “Plan”) is to advance the interests of Crescent Banking Company (the “Company”) by encouraging ownership of the Company’s $1.00 par value common stock (“Common Stock”) by Michael P. Leddy (“Leddy”), thereby giving him an increased incentive to devote his efforts to the success of the Company.

2.          Administration. Grants of restricted stock under the Plan are automatic. This Plan is intended to be a “formula plan” and shall be interpreted accordingly. The Board of Directors of the Company shall have the authority to administer and interpret the Plan. Any controversy between Leddy and the Board of Directors concerning the interpretation or administration of the Plan shall be settled by arbitration held in Jasper, Georgia before a single arbitrator (who shall be licensed to practice law in Georgia) in accordance with the then prevailing Rules of Commercial Arbitration of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in the Superior Court of Pickens County, Georgia.

3.          Eligibility. Provided that shares of Common Stock remain available for grant hereunder in accordance with Section 4, awards of Common Stock shall be granted in accordance with Section 5 hereof to Leddy, subject to the restrictions described in Section 6 hereof.

4.          Shares Subject to Plan. The shares of Common Stock subject to the Plan shall be authorized but unissued or reacquired shares of Common Stock. Subject to adjustment in accordance with the provisions of Section 11 of the Plan, the maximum number of shares of Common Stock which may be granted under the Plan shall be 25,000 and the initial adoption of the Plan by the Board of Directors of the Company shall constitute a reservation of 25,000 authorized but unissued, or reacquired, shares of Common Stock for issuance under the Plan.

5.          Annual Grants of Common Stock. Common Stock granted pursuant to the Plan shall be evidenced by Restricted Stock Agreements in such form as shall comply with and be subject to the terms and conditions of the Plan, including without limitation the following:

(a)        Grant. On the first day of March of each year on which Leddy is an employee of the Company, beginning March 1, 1999, Leddy shall be granted a number of shares of Common Stock determined in accordance with the formula set forth in subsection 5(b) below, subject to adjustment pursuant to Section 11. Each such day that shares of Common Stock are to be granted under the Plan is referred to hereinafter as a “Grant Date.”

If on any Grant Date, shares of Common Stock are not available under this Plan to grant to Leddy the full amount of a grant contemplated by the immediately preceding paragraph, then Leddy shall receive an award of Common Stock in an amount equal to the remaining number of shares of Common Stock then available under the Plan, plus an amount in cash equal to the Stated Value of the shares of Common Stock that were not available under the Plan to make the full grant.

(b)        Calculation of Shares.

(i)         Definitions. For purposes of the Plan, the following terms have the meanings given below.

“Bank” means Crescent Bank and Trust Company, a wholly owned subsidiary of the Company.

“CMD” means Crescent Mortgage, a division of the Bank.

“CMS” means Crescent Mortgage Services, Inc., a wholly owned subsidiary of the Company.

“Change in Portfolio Value” means the amount of increase or decrease in the Net Appraised Value of the Mortgage Servicing Portfolio from the end of the preceding year.

“Contributions of the CMD” shall consist of the combined net income (or net loss) of both the CMD and CMS, before provision for Federal income tax (or credit), calculated in accordance with the accounting principles and practices utilized by the Bank in the preparation of its regular financial statements, except that the following income and expense items will be included/excluded in the CMD’s pre-tax contribution.

Net interest income - CMD will receive all interest income from mortgages held for sale by the Bank, and will pay the Bank, at the Bank’s prime rate, for the use of its liquid funds.

Non-interest income - CMD will receive all non-interest income generated from the Bank’s mortgage operation such as underwriting, rush and refinance fees, servicing fees, and servicing ancillary income.

Non-interest expense - CMD will be charged with all direct operating expenses resulting from the Bank’s mortgage operation plus pay the Bank for the services provided by the Bank’s financial/accounting department. Legal expenses resulting from the Bank’s mortgage operation, as well as mortgage errors and omissions insurance, are classified as direct expenses of CMD. Indirect expenses allocated via the Bank’s profit center accounting procedures would not be included. Example of these charges include the allocation of legal, outside accounting, director and committee fees, FDIC assessment, and blanket bond and commercial insurance costs.

“Mortgage Servicing Portfolio” means the mortgage servicing rights owned by the Bank, or a subsidiary of the Bank, or CMS or another subsidiary of the Company.

“Net Appraised Value” means the independently appraised value of the Mortgage Servicing Portfolio, minus the capitalized cost of acquisition (or capitalized value under generally accepted accounting principles, whichever is reflected on the Bank’s financial statements) of such Portfolio.

“Stated Value” of a share of Common Stock on any date means one and one-half (1.5) times the book value per share, as reflected on the most recent prior audited balance sheet of the Company.

“Value Added of the CMD” for each year shall be the sum of (i) the Contribution of the CMD for such year, and (ii) the Change in Portfolio Value for such year.

(ii)        Number of Shares to be Granted. The number of shares of Common Stock to be granted to Leddy each year pursuant to subsection 5(a) hereof shall be that number of shares of Common Stock having a Stated Value on the Grant Date equal to (A) plus (B), where:

(A)      equals 3.75% of that portion, if any, of the Value Added of the CMD for such year between $2 million and $3 million; and

(B)       equals 5% of that portion, if any, of the Value Added of the CMD for such year in excess of $3 million.

6.          Restrictions. Common Stock granted under the Plan shall be subject to each of the following restrictions. “Restricted Stock” means those shares of Common Stock granted under the Plan that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Leddy’s employment with the Company or any Subsidiary terminates for any reason other than as set forth in subsections 7(c) or 7(d) below, then Leddy shall forfeit all of his right, title and interest in and to any unvested shares of Restricted Stock as of the date of employment termination.

7.          Termination of Restrictions. The restrictions imposed under Section 6 will expire or terminate on the earliest to occur of the following:

(a)        As to the shares of Restricted Stock awarded in any year, on the following respective dates:

Number of Shares	Date of Termination of Restrictions

20% of shares granted	1st anniversary of the Grant Date
20% of shares granted	2nd anniversary of the Grant Date
20% of shares granted	3rd anniversary of the Grant Date
20% of shares granted	4th anniversary of the Grant Date
20% of shares granted	5th anniversary of the Grant Date; or

(b)        On Leddy’s 65th birthday; or

(c)        On the first day of the calendar month next following the termination of Leddy’s employment with the Company or any Subsidiary if such termination is by reason of his death; or

(d)        On the effective date of the dissolution or liquidation of the Company.

8.          Enforcement of Restrictions. In order to enforce the restrictions imposed upon the Restricted Stock, Leddy will, immediately upon receipt of the certificates representing Restricted Stock, deposit such certificates, together with stock powers or other instruments of transfer appropriately endorsed in blank, with the Company. Further, such certificate or certificates will bear the following legends:

“This securities evidenced by this certificate are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the Crescent Banking Company Restricted Stock Plan for Michael P. Leddy (the “Plan”), and a Restricted Stock Award Agreement between the registered owner of the shares and Crescent Banking Company. Release from such terms and conditions shall be made only in accordance with the provisions of such Plan and Agreement, copies of which are on file in the office of the Secretary of Crescent Banking Company.

“The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, assigned, or hypothecated unless (i) there is an effective registration statement under such Act covering such securities, (ii) the transfer is made in compliance with Rule 144 promulgated under such Act, or (iii) the Company receives an opinion of counsel, reasonably satisfactory to the Company, stating that such sale, transfer, assignment or hypothecation is exempt from the registration requirements of such Act.

“The securities have been issued or sold in reliance on paragraph (13) of Code section 10-5-9 of the Georgia Securities Act of 1973, and may not be sold or transferred except in a transaction which is exempt under such Act or pursuant to an effective registration statement under such Act.”

After the termination of the restrictions on Restricted Stock, new certificates, without the first legend set forth above but retaining the second and third legends, if appropriate, for that number of Shares which are no longer subject to such restrictions will be delivered to Leddy.

The Company may also endorse any other legends required by applicable federal or state securities laws. Any legend endorsed on a certificate pursuant to this Section 8 and the stop transfer instructions with respect to the shares of Common Stock shall be removed, as appropriate, and the Company shall issue a certificate without such legend to the holder thereof if such shares are registered under the Securities Act of 1933, as amended (the “1933 Act”) and a prospectus meeting the requirements of Section 10 of the 1933 Act is available.

9.          Payment of Taxes. Leddy will, no later than the date as of which any amount related to an award of Restricted Stock first becomes includable in his gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Leddy.

10.       Rights as Shareholder. Leddy, as beneficial owner of the Restricted Stock, shall have full voting and dividend rights with respect to the Restricted Stock from and after the Grant Date, regardless of whether the applicable restrictions have lapsed.

11.       Adjustments. If any change is made in the Common Stock (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding shares of Restricted Stock will be automatically and appropriately adjusted, including the maximum number of shares subject to the Plan and the number of shares of outstanding Restricted Stock.

12.       Effective Date, Termination and Amendment of Plan. The Plan shall become effective on May 1, 1998. The Board of Directors may terminate or amend the Plan at any time; provided that no such termination or amendment shall alter or impair any of the rights or obligations with respect to any outstanding shares of Restricted Stock unless Leddy shall so consent.